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SPARK NETWORKS, INC.

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On May 12, 2014, during the earnings call of Spark Networks, Inc. (the “Company”) for the first fiscal quarter of 2014, Greg Liberman, the Company’s Chairman and Chief Executive Officer, made the following statements in respect of the Company’s ongoing proxy contest:

Separately, we continue to build upon the important marketing attribution work we have discussed on the past several calls, to make sure we leverage the best tools available for attribution, optimization and allocation purposes. As a result of those efforts, we have seen a meaningful improvement in returns on our marketing investments within the Christian Networks segment. Before I leave the discussion of our attribution work, I feel it is important to clarify one related point that seems to have been purposefully mischaracterized by certain members of the investment community. Our third-party marketing attribution work is incremental to all of the complex internal tools we have leveraged, and continue to use, to measure the return on our marketing spend. Those tools – some of which we have built ourselves, some of which we have collaborated on with partners and some of which are publicly available – give us a meaningful competitive advantage and have been critical in helping us allocate capital in the manner we believe is most likely to further our ChristianMingle strategy—in other words: build brand and scale, create community network effects and drive long-term profitable growth.

and:

While I do not believe that our earnings call is the forum to discuss this in great detail, and we will not take questions on the topic during today’s call, I want to briefly address Osmium Partners. As you know, without offering a control premium, Osmium has nominated four candidates to take control of Spark’s Board of Directors at our upcoming annual meeting on June 18th.

We take input from all of our stockholders very seriously and are always committed to engaging in a dialogue about ways to improve our Company. We are also committed to the strategic plan we have articulated over the past several years that is already demonstrating clear results for our members and delivering stockholder value.

Since I was appointed CEO in 2011, I can proudly say that this Company has transformed itself and moved aggressively to leverage its strengths in niche-focused dating to grow ChristianMingle into a powerhouse. It is an authentic brand, has a critical mass of subscribers, and based upon third party research, we believe has become far and away the leading religious dating site with unmatched awareness in its category. We are just now beginning to drive efficiencies and profitability from the brand, as you have seen demonstrated in today’s results. We expect to leverage this success to drive growth across all of our businesses, including our more nascent ones, such as the rest of the Gospel Media Group family of sites.

As a result of completing the first phase of our strategic plan, we now have a balanced portfolio of niche-focused brands. During the past three years, we have clearly and consistently articulated our go-forward strategy – a strategy that has revitalized the company and taken it in a new direction that has delivered improved results that speak for themselves.

Ultimately, we believe that our efforts will be even more successful and result in even greater stockholder returns. I look forward to continuing to discuss this plan and our strong faith in its ability to generate value for our stockholders in my conversations with all of you, including at an upcoming investor day we are beginning to plan for Q3 of this year. We will both continue to articulate our vision for Spark Networks over the longer-term and connect the dots to the present, so you can measure our progress towards accelerated and diversified growth in the years to come.